Exhibit 10.1

EXECUTIVE TRANSITION AND CONSULTING AGREEMENT

This Executive Transition and Consulting Agreement (“Agreement”) is made and entered into by and between Celia Catlett (“Catlett”) and Texas Roadhouse, Inc., Texas Roadhouse Holdings LLC, and Texas Roadhouse Management Corp. (“Management Corp.”) (collectively, “Texas Roadhouse” or the “Companies”). Catlett and the Companies will together be referred to herein as the “Parties” or individually as a “Party.”

Recitals

A.	Catlett is currently the General Counsel and Corporate Secretary of Texas Roadhouse, Inc. and is paid and provided benefits by Management Corp. for such services pursuant to the terms of a 2018 Employment Agreement with Management Corp. executed on December 26, 2017 (the “Employment Agreement”).

B.	Catlett has expressed her intention to resign from active employment with the Companies.

C.	The Companies wish to arrange for an orderly transition of Catlett’s duties, and Catlett wishes to facilitate and cooperate in such transition on the terms and conditions set out in this Agreement.

Agreements

NOW THEREFORE, in consideration of the covenants and mutual promises contained herein, the Parties agree as follows:

1.                  Termination Date. Catlett resigns all of her titles, officer and/or board or manager positions with the Companies and any of their affiliates effective on August 22, 2019 (the “Termination Date”) and the Companies hereby accept such resignation as of that same date.

2.                  Effective Date. The Effective Date of the remainder of Agreement shall be the 8th day after it is executed by Catlett, provided that, prior to that date, she has not revoked it in accordance with Section 8(d) hereof. If the Effective Date does not occur, Catlett’s employment will nonetheless have ended but the Consulting Period shall cease, and no amounts thereafter due to be paid hereunder shall be due or payable and all Catlett’s rights with respect to the compensation set out herein shall be forfeited.

3.                  Post-Employment Consulting Availability and Duties. From and after the Termination Date, Catlett will continue to make herself available on a consulting basis, as and if called on by the Companies’ management, officers or the chairs of the audit and compensation committees of the Board of Directors with reasonable prior notice, for no more than 8 hours per week on average, during the period between the Termination Date and January 31, 2020 (the “Consulting Period”). During the Consulting Period, Catlett shall provide information and guidance to any interim and/or new general counsel and assist in answering questions for or training others in the Companies regarding matters in which she was involved prior to the Termination Date or legal issues that may arise that are in her particular areas of experience. Consulting services hereunder shall be performed in Catlett’s capacity as an independent contractor. Nothing contained herein shall be deemed to create the relationship of partner, principal and agent, or joint venture between the Parties after the Termination Date. Catlett shall have no right or authority to incur obligations of any kind in the name of or for the account of Companies nor to commit or bind the Companies to any contract or other obligation during the Consulting Period.

4.                  Separation and Consulting Compensation. Catlett will receive the following payments from the Companies in connection with her separation and in consideration of her willingness to provide ongoing consulting services as provided herein:

(a)               Management Corp. shall pay Catlett (or Catlett’s estate, if she dies before such date) at her current rate of base compensation ($315,000) in bi-weekly installments pursuant to Management Corp.’s regular payroll cycles during the Consulting Period, less income and employment tax withholdings as may be required by law, as well as, through December 31, 2019 (and not thereafter), less any amounts which Catlett previously and irrevocably elected be deferred from her 2019 base salary pursuant to the Third Amended and Restated Deferred Compensation Plan of Management Corp. (the “DCP”).

(b)               Management Corp will pay Catlett, at the first pay date following her execution of this Agreement, a stipend of $6,500, less income and employment tax withholdings, to assist her in paying for ongoing health insurance via a timely election made under the Companies’ health plan pursuant to the Consolidated Omnibus Reconciliation Act (COBRA) or otherwise.

(c)                Catlett will be permitted to retain the laptop computer she has used during her employment with the Companies, after any Company-specific software or confidential data is removed therefrom by the Companies.

(d)               Catlett (or Catlett’s estate, if she dies before such date) shall be entitled to be paid an annual incentive bonus with respect to 2019, to the extent the performance metrics as previously approved by the Compensation Committee of Texas Roadhouse, Inc. are certified as met, paid at the same time and in the same manner as to other management who also participate in such program, but in no event later than March 15, 2020; provided, however, that such bonus shall not be paid and Catlett will have no rights with respect thereto if she does not tender a signed copy of the Release set forth as Annex A to this Agreement on or within 3 business days after the Consulting Period expires, or if she tenders such Release and then revokes it within the period provided for revocation in that Release.

(e)               Catlett was awarded 10,000 restricted stock units under the Texas Roadhouse, Inc. 2013 Long-Term Incentive Plan under an Award Agreement dated January 8, 2019, and Texas Roadhouse, Inc. (pursuant to approval by its Compensation Committee), hereby agrees that the Consulting Period shall extend Catlett’s Continuous Service as provided in such Award, such that the Award shall be and become vested on January 8, 2020.

5.                  Benefit Plan Participation.

(a)                Except for (i) continued deferrals into the DCP as provided in Section 4(a) above, and (ii) benefits made available under the terms of the Companies’ employee benefit plans for former employees (such as COBRA), in accordance with such plans’ terms as in effect from time to time, all Catlett’s rights as an employee to paid time off, reimbursements, and participation in employee benefit plans shall cease on the Termination Date.

(b)               Except for the equity award referred to in Section 4(e), all other outstanding equity awards, including but not limited to the retention-based restricted stock unit award dated December 26, 2017 which would otherwise vest on January 8, 2021, shall lapse and be forfeited on the Termination Date.

(c)                Business expenses incurred by Catlett prior to the Termination Date that are eligible for reimbursement under the Companies’ policies generally, to the extent timely submitted, shall be paid in accordance with the policies of the Companies now in effect.

(d)               Pursuant to the terms of the DCP, Catlett is entitled to payment of certain deferred amounts at a future date. The Parties agree that, upon the Termination Date, whether or not Catlett signs this Agreement or revokes it, Catlett will have incurred a “Separation from Service” as defined in Internal Revenue Code Section 409A and the DCP, such that the timing of payment of her DCP benefits will be governed by the Termination Date and her status as a “Specified Employee” thereunder, which means that DCP benefits may not begin until six months following the Termination Date.

6.                  Ongoing Obligations Pursuant to Employment Agreement. Catlett’s duties as an employee cease on the Termination Date. Sections 9 (Termination of Employment) and 10 (Payments upon Termination of Employment) of the Employment Agreement are hereby amended and superseded entirely with the compensation and other terms in this Agreement. Catlett remains subject to various post-employment obligations contained in the Employment Agreement, including but not limited to obligations pertaining to the clawbacks, nondisclosure of confidential information, non-disparagement, non-competition, non-hire, and non-solicitation, intellectual property, return of property (other than the laptop referred to in Section 4(c)), and survival (Sections 4(g), 6-8, and 11-13), except that the “Restricted Period” as defined therein shall include the Consulting Period, and shall continue for 2 years thereafter.

7.                  General Release, Waiver of All Claims and Potential Claims. Catlett, individually and collectively, for and on behalf of herself, her estate, agents, attorneys, successors, heirs, executors, administrators and assigns, agrees not to file, pursue or prosecute any lawsuit, action, charge or claim, of any nature whatsoever, against the Companies or any of their agents, directors, shareholders, parent and subsidiary corporations, joint venturers, officers, employees, representatives, attorneys, predecessors and/or successors, or against any other person or entity of any kind (collectively, the “Releasees”), both jointly and individually, and releases all such claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of Catlett’s employment or other affiliation with the Companies, the terms and conditions of employment with the Companies and/or her resignation from employment with the Companies, whether such claim is known or unknown to Catlett, accrued or unaccrued, which she ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Agreement. This release includes, but is not limited to, any and all claims arising under Federal, State or local statutes, ordinances, resolutions, regulations or constitutional provisions, each as amended, regulating employment relationships or prohibiting discrimination in employment on the basis of sex, sexual orientation, race, religion, national origin, age, disability and/or veterans' status, including, but not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. §§ 1981, 1981a, 1983 and 1985; the Kentucky Civil Rights Act, as amended, KRS Chapter 344.010 et seq,; any other state laws addressing discrimination issues; the Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; the Federal Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Older Workers' Benefits Protection Act; Executive Order 11246; KRS Chapters 337 and 207; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Sarbanes-Oxley Act, 18 U.S.C. §§ 1514A, et seq.; the Pregnancy Discrimination Act; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq., the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statutes and similar state laws of Kentucky, in all instances as amended. This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees. Nothing in this section or any other provision in the remainder of this Agreement shall be construed to prevent Catlett from (i) making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in her capacity acting as an officer or director of the Companies; or (ii) talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to the Securities and Exchange Commission (the “SEC”), the U.S. Equal Employment Opportunity Commission (the “EEOC”), or any similar state or local fair employment practices administrative agency. However, by signing this Agreement, Catlett hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by her, or by persons or entities like the EEOC acting by or through her, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

8.                  Specific Release of Age Claims.

(a)               Catlett agrees that in exchange for a portion of the consideration described in Section 4 of this Agreement, this Agreement constitutes a knowing and voluntary release and waiver of all rights or claims she may have against the Companies or any of their agents, directors, shareholders, parent and subsidiary corporations, joint venturers, officers, employees, representatives, attorneys, predecessors and/or successors including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended by the Older Workers' Benefit Protection Act, P.L. 101-433 (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA and any state statute or local ordinance barring age discrimination.

(b)               The Parties agree that, by entering into this Agreement, Catlett does not waive rights or claims that may arise after the date this Agreement is executed.

(c)               Catlett represents and warrants that the Companies advised her to consult with an attorney prior to executing this Agreement and that Catlett was provided the opportunity to do so. Catlett further represents and warrants that the Companies provided her a period of at least twenty-one (21) days in which to consider this Agreement before executing this Agreement.

(d)               The Parties agree that, for a period of seven (7) days following the execution of this Agreement, Catlett has the right to revoke this Agreement, and the Companies and Catlett further agree that this Agreement shall not become effective or enforceable until the revocation period of seven (7) days has expired. Written notice of revocation must be sent to the Companies within the seven (7) day period to the attention of Mark Simpson, Texas Roadhouse.

(e)               Catlett agrees that if she executes this Agreement at any time prior to the end of the period provided in which to consider this Agreement, such early execution was a knowing and voluntary waiver of her right to consider this Agreement for at least twenty-one (21) days, and was because of her desire to receive immediately the consideration provided hereunder and her belief that she had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

9.                  No Known Claims. Catlett represents, warrants and covenants that, as of the date she signs this Agreement, (1) she is unaware of any wages (as that term is defined by applicable state law) that are owed to her by the Companies and that have not been paid; (2) she is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) she has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) she is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Companies or any of their agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to a violation of federal or state securities laws, which either has not been properly documented by her in the Companies’ records or not been disclosed by her to persons other than herself at the Companies, upon which representations the Companies expressly rely in entering into this Agreement.

10.              No Wrongdoing by the Parties. The Parties further agree that they have entered this Agreement to resolve any and all claims, if any, Catlett may have against the Companies or any other Releasee, and that this Agreement does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind by either Party.

11.              Cooperation with Litigation. Catlett agrees to cooperate with the Companies during the Consulting Period and thereafter, by being reasonably available to testify on behalf of the Companies in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Companies in any such action, suit, or proceeding by providing information to and meeting and consulting with the Companies, or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Catlett’s then-current professional activities and that the Companies shall agree to reimburse Catlett for all reasonable out-of-pocket expenses incurred by Catlett in connection with providing such cooperation and assistance.

12.              Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles. Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the Jefferson County, the Commonwealth of Kentucky, and the Parties consent to the jurisdiction, venue and convenience of such courts, and that any objection to this jurisdiction or venue is specifically waived.

13.              Severability. The Parties agree that in any event a provision of the Agreement or any application thereof shall be judged by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of all other applications of that provision, and of all other provisions and applications of the Agreement, shall not in any way be affected, and that such invalid, illegal or unenforceable provision or application shall be deemed not to be a part of the Agreement, and that the Agreement shall then be enforced to the maximum extent allowed by the applicable law.

14.              Assignment. The Agreement shall not be assignable by Catlett, but shall be binding on Catlett and her estate, agents, attorneys, successors, heirs, executors, administrators, insurers and assigns, and shall inure to the benefit of the Companies and the Releasees, who shall be third party beneficiaries hereof.

15.              Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto.

16.              Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed the forgoing Agreement as of the dates indicated.

I, CELIA CATLETT, UNDERSTAND AND AGREE THAT THE RELEASE IN THIS AGREEMENT CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

Date:	August 21, 2019	/s/ Celia Catlett
Celia Catlett

TEXAS ROADHOUSE, INC.

Date:	August 21, 2019	By	/s/ Tonya Robinson

		Printed Name:	Tonya Robinson

		Title:	Chief Financial Officer

TEXAS ROADHOUSE HOLDINGS LLC
By Texas Roadhouse, Inc., its manager

Date:	August 21, 2019	By	/s/ Tonya Robinson

		Printed Name:	Tonya Robinson

		Title:	Chief Financial Officer

TEXAS ROADHOUSE MANAGEMENT CORP.

Date:	August 21, 2019	By	/s/ Tonya Robinson

		Printed Name:	Tonya Robinson

		Title:	Treasurer

Annex A

RELEASE AGREEMENT

This Release (this “Release”) is given by Celia Catlett (“Catlett”) pursuant to the terms of that certain Executive Transition and Consulting Agreement dated August 21, 2019 (the “Consulting Agreement”), which provides for certain consideration to be paid after the Consulting Period (as defined therein) expires, conditioned upon Catlett first signing this general release of claims.

1.                  Definitions. Capitalized terms used herein and not defined in the context in which they appear shall have the meanings given them in the Consulting Agreement.

2.                  General Release, Waiver of All Claims and Potential Claims. For and in consideration of the promises made herein by Companies in the Consulting Agreement, the sufficiency of which is hereby acknowledged, Catlett agrees as follows:

(a)               Catlett, individually and collectively, for and on behalf of herself, her estate, agents, attorneys, successors, heirs, executors, administrators and assigns, agrees not to file, pursue or prosecute any lawsuit, action, charge or claim, of any nature whatsoever, against the Companies or any of their agents, directors, shareholders, parent and subsidiary corporations, joint venturers, officers, employees, representatives, attorneys, predecessors and/or successors, or against any other person or entity of any kind (collectively, the “Releasees”), both jointly and individually, and releases all such claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of Catlett’s employment, consulting or other affiliation with the Companies, the terms and conditions of employment or consulting with the Companies and/or her resignation from employment and cessation of the Consulting Period with the Companies, whether such claim is known or unknown to Catlett, accrued or unaccrued, which she ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release. This Release includes, but is not limited to, any and all claims arising under Federal, State or local statutes, ordinances, resolutions, regulations or constitutional provisions, each as amended, regulating employment relationships or prohibiting discrimination in employment on the basis of sex, sexual orientation, race, religion, national origin, age, disability and/or veterans' status, including, but not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. §§ 1981, 1981a, 1983 and 1985; the Kentucky Civil Rights Act, as amended, KRS Chapter 344.010 et seq,; any other state laws addressing discrimination issues; the Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; the Federal Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Older Workers' Benefits Protection Act; Executive Order 11246; KRS Chapters 337 and 207; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Sarbanes-Oxley Act, 18 U.S.C. §§ 1514A, et seq.; the Pregnancy Discrimination Act; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq., the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statutes and similar state laws of Kentucky, in all instances as amended. This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees. Nothing in this section or any other provision in the remainder of this Agreement shall be construed to prevent Catlett from (i) making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in her capacity acting as an officer or director of the Companies; or (ii) talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to the Securities and Exchange Commission (the “SEC”), the U.S. Equal Employment Opportunity Commission (the “EEOC”), or any similar state or local fair employment practices administrative agency. However, by signing this Agreement, Catlett hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by her, or by persons or entities like the EEOC acting by or through her, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

A-1

(b)               Catlett agrees that in exchange for a portion of the consideration described in the Consulting Agreement, that this Release constitutes a knowing and voluntary release and waiver of all rights or claims she may have against the Companies or any of their agents, directors, shareholders, parent and subsidiary corporations, joint venturers, officers, employees, representatives, attorneys, predecessors and/or successors including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended by the Older Workers' Benefit Protection Act, P.L. 101-433 (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA and any state statute or local ordinance barring age discrimination.

3.                  Other Acknowledgements and Representations.

(a)               By giving this Release, Catlett does not waive rights or claims that may arise after the date this Release is executed.

(b)               Catlett represents and warrants that the Companies advised her to consult with an attorney prior to executing this Release and that Catlett was provided the opportunity to do so. Catlett further represents and warrants that the Companies provided her a period of at least twenty-one (21) days in which to consider this Release before executing this Release.

(c)               Catlett represents, warrants and covenants that, as of the date she signs this Release, (1) she is unaware of any wages (as that term is defined by applicable state law) that are owed to her by the Companies and that have not been paid; (2) she is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) she has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) she is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Companies or any of their agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to a violation of federal or state securities laws, which either has not been properly documented by her in the Companies’ records or not been disclosed by her to persons other than herself at the Companies, upon which representations the Companies expressly rely in entering into this Agreement.

4.                  Revocation Right. For a period of seven (7) days following the execution of this Release, Catlett has the right to revoke this Release, at which time it will be null and void, but she will forego the right to certain consideration as set forth in the Consulting Agreement. The release contained within the Consulting Agreement shall remain in full force and effect despite and revocation of this Release. Written notice of revocation must be sent to the Companies within the seven (7) day period to the attention of Mark Simpson, Texas Roadhouse.

A-2

5.                  Governing Law; Jurisdiction; Venue. This Release shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles. Any action relating to this Release shall only be brought in a court of competent jurisdiction in the Jefferson County, the Commonwealth of Kentucky, and the Parties consent to the jurisdiction, venue and convenience of such courts, and that any objection to this jurisdiction or venue is specifically waived.

6.                  Severability. In any event a provision of the Release or any application thereof shall be judged by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of all other applications of that provision, and of all other provisions and applications of the Consulting Agreement or this Release, shall not in any way be affected, and that such invalid, illegal or unenforceable provision or application shall be deemed not to be a part of the Consulting Agreement or Release, and that the Consulting Agreement and Release shall then be enforced to the maximum extent allowed by the applicable law.

I, CELIA CATLETT, UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

Celia Catlett

Date:

STATE OF	)
) SS:
COUNTY OF	)

Subscribed and sworn to before me by Celia Catlett, this _____ day of __________, 2020.

Notary Public

My Commission expires:

A-3